Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about December 18, 2007 pertaining to the Favrille, Inc. Amended and Restated 2001 Equity Incentive Plan and the Favrille, Inc. 2005 Non-Employee Directors’ Stock Option Plan of our report dated March 23, 2007, with respect to the financial statements of Favrille, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 14, 2007